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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the following Registration Statements:

    (1)
    Registration Statements (Forms S-3 No. 333-108679 and No. 333-147511) of Exact Sciences Corporation, and

    (2)
    Registration Statements (Forms S-8 No. 333-54618, No. 333-107840, No. 333-123584, No. 333-141323, No. 333-158307 and No. 333-164467) pertaining to the 2000 Stock Option and Incentive Plan of Exact Sciences Corporation;

of our report dated March 31, 2009, with respect to the consolidated financial statements of Exact Sciences Corporation included in this Annual Report (Form 10-K), for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 12, 2010

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  EXHIBIT 23.2